EXHIBIT 5
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                                 October 27, 2000


   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D. C. 20549-1004

        RE:  NEW NISOURCE INC. - REGISTRATION OF 160,500
             COMMON SHARES ON FORM S-3
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   Ladies and Gentlemen:

        We have acted as special counsel to New NiSource Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") covering 160,500 common shares, $.01 par value per share (and the associated preferred share purchase rights) of the Company (the "Shares") to be issued under the Bay State Gas Company Savings Plan for Operating Employees (the "Plan").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based upon the foregoing, we are of the opinion that (i) the written provisions of the current Plan document as amended comply with the applicable provisions of the Employee Retirement Income Security Act of 1974; and (ii) the Shares, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By:  /s/ Frederick L. Hartmann
                                          ------------------------------
                                           Frederick L. Hartmann